Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	State/Country of Incorporation

1. Cerner Campus Redevelopment Corporation	Missouri

2. Cerner Canada Limited	Delaware

3. Cerner Capital, Inc.	Delaware

4. Cerner Chile Limitada	Chile

5. Cerner Chouteau Data Center, Inc.	Delaware

6. Cerner Corporation PTY Limited	New South Wales (Australia)

7. Cerner Deutschland GmbH	Germany

8. Cerner Egypt L.L.C.	Egypt

9. Cerner France SAS	France

10. Cerner Galt, Inc.	Delaware

11. Cerner Healthcare Solutions, Inc.	Delaware

12. Cerner Healthcare Solutions Private Limited	India

13. Cerner Health Connections, Inc.	Delaware

14. Cerner Iberia, S.L.	Spain

15. Cerner India Sales Private Limited	India

16. Cerner Innovation, Inc.	Delaware

17. Cerner International, Inc.	Delaware

18. Cerner Ireland Limited	Ireland

19. Cerner Limited	United Kingdom

20. Cerner Lingologix, Inc.	Delaware

21. Cerner Math, Inc.	Delaware

22. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE

23. Cerner Middle East, Ltd.	Cayman Islands

24. Cerner Multum, Inc.	Delaware

25. Cerner Properties, Inc.	Delaware

26. Cerner Singapore Limited	Delaware

27. Cerner (Malaysia) SDN BHD	Malaysia

28. The Health Exchange, Inc.	Missouri

29. Rockcreek Aviation, Inc.	Delaware